                                                                   EXHIBIT 10.22




                        SECOND AMENDMENT TO OFFICE LEASE


         THIS SECOND AMENDMENT TO OFFICE LEASE (this "Second Amendment") is entered into as of the 24th day of April, 2000, by and between CRESCENT REAL ESTATE FUNDING I, L.P., a Delaware limited partnership ("Landlord"), and eVENTURES GROUP, INC., a Delaware corporation ("Tenant").

                                    RECITALS:

         A. Landlord and Marcus & Partners, L.P., predecessor-in-interest to Tenant, executed that certain Office Lease dated May 20, 1999 (the "Original Lease"), covering certain space therein designated as Suite 800, containing approximately 7,922 RSF (the "Original Premises"), located on the 8th floor of an office building commonly known as The Crescent(R), and located at 100, 200 and 300 Crescent Court, Dallas, Dallas County, Texas 75201 (the "Building").

         B. The Original Lease has been amended by that certain First Amendment to Office Lease dated March 28, 2000 (the "First Amendment"), pursuant to which the Original Premises were expanded to include an additional 1,455 RSF (the "First Expansion Space").

         C. The Original Lease, as modified by the First Amendment is hereinafter referred to as the "Lease". The Original Premises, together with the First Expansion Space, collectively consisting of 9,377 RSF, are hereinafter referred to as the "Existing Premises". Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.

         D. Landlord and Tenant desire to amend and modify the Lease in certain respects as provided herein.

                                   AGREEMENT:

         In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend and modify the Lease as follows:

         1. Premises. The Lease is hereby modified and amended, effective as of the Second Expansion Space Commencement Date (hereinafter defined), to include an additional 4,257 RSF designated as Suite 825 and located on the 8th floor of 200 Crescent Court (the "Second Expansion Space") as shown on Exhibit A-1 attached hereto. The term "Second Expansion Space Commencement Date" shall mean the later of (i) July 1, 2000, or (ii) upon Substantial Completion of the Second Expansion Space Work (as such terms are defined in the Work Letter attached hereto


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


as Exhibit B), but if Tenant takes possession of the Second Expansion Space before either such date, then the Second Expansion Space Commencement Date shall be the date Tenant in fact occupies the Second Expansion Space for the conduct of business. From and after the Second Expansion Space Commencement Date, the term "Premises" wherever used in the Lease or in this Second Amendment shall mean the Existing Premises, together with the Second Expansion Space, collectively consisting of 13,634 RSF. Tenant hereby acknowledges that the Second Expansion Space is leased by Tenant subject to all terms and conditions of the Lease, as modified by this Second Amendment.

         2. Base Rent. The Lease is hereby modified and amended to provide that effective as of Second Expansion Space Commencement Date, and continuing through and including July 31, 2004, (i) Tenant's Share shall be increased to include the RSF of the Second Expansion Space, and (ii) the Base Rent due and payable for the Second Expansion Space shall be as follows:

Rental Period             Annual Base Rental Rate/RSF        Monthly Base Rent
-------------             ---------------------------        -----------------
 SESCD to 7/31/00         $31.00                             $10,997.25
8/1/00 to 7/31/01         $32.00                             $11,352.00
8/1/01 to 7/31/02         $33.00                             $11,706.75
8/1/02 to 7/31/03         $34.00                             $12,061.50
8/1/03 to 7/31/04         $35.00                             $12,416.25

                  *SESCD = Second Expansion Space Commencement Date

Base Rent for any partial month shall be pro-rated on a daily basis. The Base Rent for the Second Expansion Space shall be paid in addition to the Base Rent for the Existing Premises, and all rental shall be payable in accordance with the terms and provisions of the Lease.

         3. Parking. In addition to any existing parking rights and obligations of Tenant under the Lease, Tenant shall take and pay for seven (7) additional unreserved parking permits in the parking structure associated with the Project at Landlord's quoted monthly contract rate (as set from time to time), plus any taxes thereon in accordance with the terms and provisions of the Lease. Tenant shall have the right to convert up to three (3) unreserved permits to reserved permits providing access to the parking structure associated with the Project in locations determined by Landlord, in its sole discretion. During the initial Term (and, if applicable, during any renewal or extension term of the Lease), Tenant shall pay Landlord its quoted monthly contract rate (as set from time to time) for such reserved permits in the designated garage, plus any taxes thereon.

         4. Leasehold Improvements. Provided no event of default has occurred, Landlord agrees to (i) construct leasehold improvements in and upon the Second Expansion Space, (ii) contribute a sum not to exceed $102,168.00 (calculated on the basis of $24.00 per RSF in the Second Expansion Space) towards the cost of constructing such leasehold improvements, in accordance with the Construction Agreement attached hereto as Exhibit B.



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


          5. Club Memberships. Paragraph 26(a) of the Lease is hereby modified and amended to provide that effective as of the Second Expansion Space Commencement Date, at Tenant's written request ("Tenant's Notice") to Landlord at any time during the initial Term, Landlord agrees to pay, out of the Base Rent payable for the next month of the Term in which Base Rent is due after Tenant's written notice to Landlord, directly to The Crescent Club (the "Crescent Club") and/or The Spa at the Crescent (the "Spa") (collectively, the "Club") on behalf of Tenant, the initiation fees in connection with up to 2 additional memberships to the Crescent Club and/or the Spa. Tenant may elect all such memberships to be at The Crescent Club or at The Spa at the Crescent or any combination thereof, provided that the combined total number of initiation fees which Landlord shall pay on Tenant's behalf at The Crescent Club and The Spa at the Crescent shall not exceed 2, and such election shall be specified in Tenant's Notice. Such memberships shall be activated on the first day of the month after Tenant's Notice (or as soon thereafter as practicable), subject to the prior approval of the Crescent Club and the Spa, as applicable. Other than the initiation fees, all monthly dues and charges (including applicable state and local taxes) incurred by Tenant or any other person in connection with the use of such memberships shall be solely the responsibility of Tenant. Use of the foregoing memberships shall be subject to the Club rules and regulations and the continued existence of the Club.

         6. Expansion Option. Notwithstanding anything to the contrary contained in Paragraph 12 of the Lease or Rider No. 1 to the Lease, Landlord hereby agrees that Tenant shall have the option to extend the Lease pursuant to the terms and provisions of Rider No. 1 to the Lease.

         7. Preferential Right to Lease. Rider No. 3 to the Lease is hereby deleted in its entirety and replaced with Rider No. 3 attached hereto and made a part hereof.

         8. Broker. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with this Second Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.

         9. Time of the Essence. Time is of the essence with respect to Tenant's execution and delivery of this Second Amendment to Landlord. If Tenant fails to execute and deliver a signed copy of this Second Amendment to Landlord by 5:00 p.m. (Dallas, Texas time), on April 28, 2000, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord's acceptance, execution and return of this document shall constitute Landlord's agreement to waive Tenant's failure to meet the foregoing deadline.

         10. Miscellaneous. This Second Amendment shall become effective only upon full execution and delivery of this Second Amendment by Landlord and Tenant. This Second Amendment contains the parties' entire agreement regarding the subject matter covered by this Second Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any,



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


whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Second Amendment. Except as modified by this Second Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Second Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

         11. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

         EXECUTED as of the day and year first above written.


LANDLORD:                                  TENANT:

CRESCENT REAL ESTATE FUNDING I,            EVENTURES GROUP, INC.,

L.P, a Delaware limited partnership        a Delaware corporation

By:  CRE Management I Corp.,
     a Delaware corporation,
     its general partner                   By:  /s/ JEFFREY A. MARCUS
                                              ----------------------------------
                                           Name: Jeffrey A. Marcus
                                                --------------------------------
                                           Title:       CEO
                                                 -------------------------------

     By: /s/ JOHN L. ZOGG, JR.
        --------------------------
        John L. Zogg, Jr.
        Vice President--Leasing and
        Marketing



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

                                  EXHIBIT A-1

                       DIAGRAM OF SECOND EXPANSION SPACE


                                  THE CRESCENT
                                 FLOORS 4 - 10

                                  [FLOORPLAN]


                                                              EXHIBIT A-1
                                                      FLOOR PLAN OF THE PREMISES


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


                                  EXHIBIT A-2

                          DIAGRAM OF PREFERENTIAL SPACE


                                  THE CRESCENT
                                  FLOORS 4 - 10

                                  [FLOORPLAN]


                                                              EXHIBIT A-1
                                                      FLOOR PLAN OF THE PREMISES

                                    EXHIBIT B

                             CONSTRUCTION AGREEMENT


         This Construction Agreement is attached as an Exhibit to that certain Second Amendment to Office Lease (the "SECOND AMENDMENT") between CRESCENT REAL ESTATE FUNDING I, L.P., as Landlord, and EVENTURES GROUP, INC., as Tenant, for approximately 4,257 RSF of Second Expansion Space on the 8th floor of The Crescent(R). Unless otherwise specified, all capitalized terms used in this Construction Agreement shall have the same meanings as in the Second Amendment.


1.       APPROVED CONSTRUCTION DOCUMENTS.

         (a) Tenant's Information. No later than 3 weeks following Landlord's execution of the Second Amendment, Tenant shall submit to Landlord all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Work (as defined below) in the Second Expansion Space, including Tenant's partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of Telecommunications Services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, structural loads, millwork, finish schedules, and HVAC and electrical requirements, together with all supporting information and delivery schedules ("TENANT'S INFORMATION").

         (b) Construction Documents. Following Landlord's execution of the Second Amendment and receipt of Tenant's Information, Landlord's designated architectural/engineering firm shall prepare and submit to Tenant all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the "CONSTRUCTION DOCUMENTS"). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant's Information.

         (c) Approved Construction Documents. Within 5 days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or
(ii) provide Landlord Tenant's written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within 5 days after receipt. If Tenant fails to provide Landlord Tenant's written requested changes within the applicable 5 day period, Tenant shall be deemed to have approved the Construction Documents. Upon Tenant's approval, the Construction Documents shall become the "APPROVED CONSTRUCTION DOCUMENTS".

2.       PRICING AND BIDS.

         (a) Estimates. Following receipt of the Approved Construction Documents, Landlord will promptly price the construction of the Work (defined below) in accordance therewith and furnish written price estimates to Tenant.

         (b) Approved Pricing. Upon receipt, Tenant shall promptly review such estimates and complete negotiations with Landlord for any changes or adjustments thereto. Within 5 business days after such receipt, Tenant shall return the estimates with written approval or disapproval to Landlord.

         (c) Competitive Bids. Landlord shall seek 3 competitive bids from general contractors from Landlord's approved bidding list. Landlord hereby approves of James R. Thompson Construction. Only subcontractors from Landlord's approved subcontractor list shall be allowed to work on the mechanical, electrical and plumbing components of the Building. Tenant shall be invited to the bid opening and allowed to participate in the selection of the successful bidder; provided Landlord shall make the final selection of the general contractor.

3.       LANDLORD'S CONTRIBUTIONS.

         (a) Construction Allowance. Landlord will contribute a sum not to exceed $24.00 per RSF in the Second Expansion Space (the "CONSTRUCTION ALLOWANCE"), towards the cost of constructing the Work (as defined below) in accordance with this Construction Agreement. Payments shall be made directly to Landlord's contractor performing the Work. The cost of all space planning, design, consulting or review services and construction drawings shall be included in the cost of the Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose.

         (b) Unused Allowance. Any allowance made available to Tenant under this Construction Agreement must be utilized for its intended purpose during the initial Term or be forfeited with no further obligation on the part of Landlord.

4.       CONSTRUCTION.

         (a) The Work. Subject to the terms of this Construction Agreement, Landlord agrees to cause permanent leasehold improvements to be constructed in the Second Expansion Space (the "WORK") in a good and workmanlike manner in accordance with the Approved Construction Documents.

         (b) General Terms. Tenant acknowledges that Landlord is not an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Applicable Law or be free from errors or omissions, nor that the Work will be free from defects, and Landlord will have no liability therefor. Landlord agrees to include a provision in the Construction Contract with the contractor that contractor shall comply with all Applicable Laws. In the event of such errors, omissions or defects, and upon Tenant's written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, unless expressly agreed to in writing by Landlord prior to commencement of the Work, Landlord's approval of the Construction Documents or the Work shall not be interpreted to Waive or otherwise modify the terms and provisions of the Lease.

         (c) Electrical Design Capacity. The following parameters constitute Building Standard electrical design capacity: (i) all general purpose lighting shall be 120 volts and all emergency lighting and night lighting shall be 277 volts; (ii) the connected electrical load of all electrical equipment serving the Premises shall not exceed an average of 4.0 watts per RSF; (iii) no single item or component of electrical equipment shall have a rated electrical load greater than 0.5 kilowatt or require voltage other than 120 volts, single phase (or 110 volts, depending on available service in the Building); and (iv) no electrical equipment shall exceed the safe and lawful capacity of the existing electrical circuit(s) and facilities serving the Premises. Any requirements, services or equipment in excess or contravention of any of the foregoing parameters (or any combination thereof) shall constitute ABS electrical services subject to Landlord's approval and Tenant's compliance with the other applicable provisions of the Lease, specifically including PARAGRAPH 8(d) thereof. However, the cost of purchasing and installing any ABS electrical equipment approved by Landlord (including submeters) shall be paid at Tenant's expense, but may be paid from the Construction Allowance (if any) as part of the Work.

         (d) ADA Compliance. Landlord shall, as an Operating Expense, be responsible for ADA compliance for the base Building, core areas (including elevators, Common Areas, Service Areas and the Project's parking facilities) and all points of access into the Project. Tenant shall, at its expense (which may be paid from the unused portion of the Construction Allowance, if any), be responsible for ADA compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its affiliates or Transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

         (e) Substantial Completion.

             (i) Definition. Subject to adjustment under PARAGRAPHS 4(e)(iii) and 4(e)(iv), "SUBSTANTIAL COMPLETION" shall occur, with respect to the Second Expansion Space, when (A) all of the Work has been completed in accordance with this Construction Agreement and the Approved Construction Documents, to the extent that Tenant would have access to the Second Expansion Space and would be able to conduct its business in a reasonable manner, and (B) Landlord has obtained final inspection approval from all appropriate regulatory authorities (if required) for the





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



Second Expansion Space, even though adjustments or corrections may be necessary and Punchlist Items remain to be completed.

                  (ii) Time of the Essence. Time is of the essence in connection with the obligations of Landlord and Tenant under this Construction Agreement.

                  (iii) Tenant Delay. If Landlord is delayed in achieving Substantial Completion due to a delay caused by a Tenant Party or for any other cause arising from an act or omission of any Tenant Party, including (A) Tenant's request for change orders to the Work, (B) Tenant's failure to timely deliver or approve any required documentation, such as Tenant's Information, if applicable, Construction Documents, pricing estimates, and the like, (C) Tenant's failure to pay any Cost Overruns (as defined below), or (D) Tenant's failure to otherwise respond to any other reasonable Landlord request (collectively, "TENANT DELAY"), Substantial Completion shall be deemed to have occurred on the date Substantial Completion would have been achieved but for such Tenant Delay.

                  (iv) Other Delay. If Substantial Completion is delayed for any reason other than Tenant Delay, Substantial Completion shall occur on the date when actually achieved (subject to adjustment for Tenant Delay).

                  (v) Landlord Liability. Landlord shall not be liable or responsible for any Claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. However, Tenant's sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay shall be the resulting postponement (if any) of the commencement of rental payments under the Lease.

5.       COSTS.

         (a) Change Orders and Cost Overruns. All change orders must be approved (which approval shall not be unreasonably withheld or delayed) in advance in writing by Landlord. Change orders requested by Tenant and approved by Landlord which delay or increase the cost of the Work shall be paid by Tenant within 15 days of receipt of Landlord's invoice therefor (which payment may be required by Landlord prior to commencing construction). Except as otherwise expressly provided in this Construction Agreement, all costs of the Work in excess of the Construction Allowance (collectively, "COST OVERRUNS") shall be paid by Tenant to Landlord within 10 days of Landlord's invoice. Landlord may stop or decline to commence all or any portion of the Work until such payment is received. On or before the Second Expansion Space Commencement Date, and as a condition to Tenant's right to take possession of the Second Expansion Space, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts.




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


                                   RIDER NO. 3

                           PREFERENTIAL RIGHT TO LEASE


A. PREFERENTIAL RIGHT TO LEASE. So long as twenty-four months remain in the initial Term, Tenant shall have A Preferential Right to Lease up to approximately 11,400 RSF (+1-20%, in Landlord's discretion) on the 8th floor of the Building, as shown on EXHIBIT A-2 to the Second Amendment (the "PREFERENTIAL SPACE"), at such time as such space becomes Available (as defined below) for direct lease to a new or existing tenant (whether or not a bona fide offer has been made); provided no uncured Event of Default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an Event of Default) and Tenant remains in occupancy of the entire Premises. The Preferential Space shall be deemed "AVAILABLE" at such time as Landlord decides to offer the Preferential Space for lease and such space is no longer any of the following: (i) leased or occupied; (ii) assigned or subleased by the then-current tenant of the space; (iii) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Date of Lease); or (iv) subject to an expansion option, right of first refusal, preferential right or similar obligation existing under any other tenant leases for the Project as of the Date of Lease. This Preferential Right to Lease shall terminate upon relocation of the Premises to another building or upon any Transfer as defined in the Lease. The Preferential Space shall be reduced to the extent Tenant leases any portion thereof, whether or not pursuant to a formal option provision in the Lease.

B. ACCEPTANCE. Prior to leasing the Preferential Space to a new tenant, Landlord shall first offer such space in writing to Tenant specifying the amount and location of such space, the anticipated date of tender of possession, the rental rate based on the then-quoted rental rates for comparable space in the Project as of the anticipated Preferential Space Commencement Date (as defined below), including any projected rate increases over the applicable term, and other applicable terms (the "PREFERENTIAL RENTAL NOTICE"). Tenant shall have 5 days within which to accept or reject such offer. If Tenant accepts Landlord's offer, Tenant shall, within 15 days after Landlord's written request, execute and return a lease amendment adding the Preferential Space to the Premises for all purposes under the Lease (including any extensions or renewals) and confirming the Base Rent and other applicable terms specified in the Preferential Rental Notice. Such lease amendment may, if applicable, contain a construction agreement using Landlord's then-current form setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Preferential Space. If Tenant rejects such offer or fails timely to (i) accept such offer or (ii) execute and return the required lease amendment, then Landlord shall have the right to lease the Preferential Space to a new or existing tenant without further notice or obligation to Tenant. However, in the event Landlord has not executed a new lease for the Preferential Space within 180 days after the date of the Preferential Rental Notice or if the Preferential Space is offered to a new or existing tenant under economic terms which are greater than 5% more favorable than the terms that were offered to Tenant under the Preferential Notice, Landlord shall not lease the Preferential Space to any party without again complying with the provisions of this Rider No. 3.

C. TENDER OF POSSESSION. The Preferential Space shall be leased for the period commencing upon Landlord's tender of possession of the Preferential Space in accordance with Landlord's offer and this Rider (the "PREFERENTIAL SPACE COMMENCEMENT DATE") and continuing through the expiration or earlier



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


termination of the Term, as it may be extended or renewed. Landlord shall not be liable for any delay or failure to tender possession of the Preferential Space by the anticipated tender date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Term.

D. CONDITION OF PREMISES. The Preferential Space shall be tendered in an "as-is" condition. However, all leasehold improvements shall be constructed in the Expansion Space in accordance with the construction agreement (if any) attached to the applicable lease amendment. Any allowances shall be prorated for any delays in the Preferential Space Commencement Date, taking into account the economic assumptions underlying the terms in the Preferential Rental Notice.

E. PARKING. For the Preferential Space, Tenant shall take and pay for additional permits allowing access to unreserved spaces in parking facilities which Landlord provides for the use of tenants and occupants of the Project at a ratio of 1 space per 500 RSF ("PREFERENTIAL SPACE PERMITS"). Tenant may elect to convert a portion of the unreserved spaces to reserved spaces on an "as available" basis. During the initial Term (and, if applicable, during any renewal or extension term of this Lease), Tenant shall pay Landlord's quoted monthly contract rate (as set from time to time) for each such unreserved permit, plus any taxes thereon. Notwithstanding anything to the contrary contained herein, Tenant may elect not to purchase up to 50% of the Preferential Space Permits; provided however, that in the event Tenant does not purchase all of the Preferential Space Permits, then Tenant relinquishes its right to such unpurchased permits (the "RELINQUISHED PREFERENTIAL SPACE PERMITS"). In the event that Tenant subsequently desires to use all or a portion of the Relinquished Preferential Space Permits, Tenant shall provide 30 days prior written notice to Landlord which specifies the number of Relinquished Preferential Space Permits that Tenant desires to purchase ("TENANT'S PERMIT NOTICE"). Landlord shall allow Tenant to purchase such unreserved and/or reserved parking permits within 30 days after Tenant's Permit Notice, at Landlord's then-quoted monthly contract rate.




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